UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

(Date of earliest event reported): May 18, 2005

FIRST VIRTUAL COMMUNICATIONS, INC.

(Exact name of Registrant as specified in its charter)

Delaware	000-23305	77-0357037
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(I.R.S. Employer Identification No.)

303 Twin Dolphin Drive, Sixth Floor
Redwood City, California 94065
(Address of principal executive offices) (Zip code)

(650) 632-4581
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written Communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02 APPOINTMENT OF PRINCIPAL OFFICERS

     As previously reported, on January 20, 2005, First Virtual Communications, Inc. (the “Company”) and its wholly owned subsidiary, CUseeMe Networks, Inc. (collectively with the Company, the “Debtors”), filed voluntary petitions for relief under chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the Northern District of California, located in San Francisco (the “Bankruptcy Court”). As also previously reported, on March 15, 2005, the Debtors completed a sale of substantially all their assets for $7.15 million in cash plus certain additional consideration under an asset purchase agreement dated as of February 28, 2005 with RADvision Ltd.

     On May 18, 2005, the Debtors and the Official Committee of Unsecured Creditors (the “Committee”) filed an amended joint application (the “Application”), with the Bankruptcy Court for an order authorizing and approving the employment of Gregory Sterling as Chief Restructuring Officer of the Debtors and designating Mr. Sterling as the individual responsible for the duties of the Debtors as debtors in possession. Mr. Sterling’s duties as Chief Restructuring Officer include, among other things, assisting the Debtors and the Committee in negotiations with third parties with respect to monetizing the public shell of the Company. Thereafter, he will assist the estates in proposing a plan of reorganization in order to effectuate such a transaction. Upon confirmation of the plan, Mr. Sterling will serve as the disbursing agent in order to carry out the terms of the plan.

     The Debtors and the Committee have agreed that Mr. Sterling and his staff should be employed on an hourly basis from the Debtors’ estates in accordance with the rate of $350 per hour for Mr. Sterling and the rates of $75 to $275 per hour for his staff. Mr. Sterling shall be reimbursed for his expenses incurred in connection with the cases. Provided that Mr. Sterling is able to facilitate a public shell transaction through a confirmed plan of reorganization, Mr. Sterling shall also receive eighteen and three-fourths percent (18.75%) of all shares distributed to the Debtors’ estates. As noted above, Mr. Sterling’s employment and its terms are subject to Bankruptcy Court approval. The terms of Mr. Sterling’s employment are set forth in the Application, the text of which is attached as Exhibit 99.1.

     Mr. Sterling, President of Receivers Incorporated, has frequently served as a court-appointed receiver and bankruptcy chapter 11 trustee/examiner from 1991 to the present. Prior thereto, he served as President of Pacific Loan Management Corporation from 1988 to 1991. Mr. Sterling was an Executive Vice President, Chief Operating Officer of Cal Star Financial Services, Inc., a full service mortgage bank from 1981 to 1988. For the three preceding years, he was a Managing Partner at Portola Pacific Financial. Before joining Portola Pacific Financial, he was a licensed securities broker with the National Association of Securities Dealers where he specialized in real estate and trust deed investments.

ITEM 9.01 EXHIBITS

(c)	Exhibits

Exhibit No.	Description

99.1
Amended Ex Parte Application By Debtors and Official Committee of Unsecured Creditors for Order (1) Authorizing and Approving Employment of Gregory Sterling as Chief Restructuring Officer under 11 U.S.C. § 328(A); and (2) Designating Responsible Individual.

Cautionary Statement Regarding Forward-Looking Statements

     In addition to the historical information contained in this Current Report, certain of the information contained in this Current Report should be considered “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, that reflect the Company’s current views with respect to current events and financial performance. Such forward looking statements are and will be, as the case may be, subject to many risks, uncertainties and factors relating to the Company’s operations and business environment which may cause the actual results of the Company to be materially different from any future results, express or implied, by such forward-looking statements. Factors that could cause actual results to differ materially from these forward-looking statements include, but are not limited to, the following: the ability of the Company to continue as a going concern; the ability of the Company to access working capital, including, but not limited to, the use of cash collateral; the Company’s ability to obtain Bankruptcy Court approval with respect to motions in the Chapter 11 proceeding prosecuted by it from time to time; the ability of the Company to develop, prosecute, confirm and consummate one or more transactions under a plan or plans of reorganization with respect to the chapter 11 cases; risks associated with third parties seeking and obtaining the Bankruptcy Court’s approval to terminate or shorten the exclusivity period for the Company to propose and confirm one or more plans of reorganization, for the appointment of a chapter 11 trustee or to convert the cases to chapter 7 cases; the ability of the Company to obtain and maintain normal terms and relationships with vendors, service providers and employees; the Company’s ability to maintain contracts that are critical to its operations; any adverse impact on us from the special investigation and restatement of previously announced financial results; any adverse impact arising from the delay in filing required periodic reports; and other risk factors set forth in the Company Annual Report on Form 10-K for the year ended December 31, 2003 and in the Company’s other public filings with the SEC.

     We assume no obligation to update any forward-looking statements contained herein. The Company’s expectations and the events, conditions, and circumstances on which these forward-looking statements are based may change.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 24, 2005	FIRST VIRTUAL COMMUNICATIONS, INC.
	By:	/s/ Jonathan G. Morgan
Jonathan G. Morgan
Chief Executive Officer, Chief Financial Officer, and Secretary

INDEX TO EXHIBITS

Exhibit No.	Description

99.1
Amended Ex Parte Application By Debtors and Official Committee of Unsecured Creditors for Order (1) Authorizing and Approving Employment of Gregory Sterling as Chief Restructuring Officer under 11 U.S.C. § 328(A); and (2) Designating Responsible Individual.